UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

November 2, 2021

PATTERSON COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-20572	41-0886515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Address of Principal Executive Offices, including Zip Code)

(651) 686-1600

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	PDCO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On November 2, 2021, the Special Litigation Committee (“SLC”) appointed by the Board of Directors (“Board”) of Patterson Companies, Inc. (“Patterson”) to investigate claims made in shareholder demand letters against current and former officers and directors of Patterson concluded that it would not be in the best interests of Patterson to pursue such claims.

In October 2019, Patterson’s Board received a written demand from Sally Pemberton (“Pemberton”) to initiate litigation against current and former officers and directors based on allegations that Patterson, with Benco and Henry Schein, “engage[d] in a conspiracy in restraint of trade, whereby the companies agreed to refuse to offer discounted prices or otherwise negotiate with GPOs, agreed to fix margins on dental supplies and equipment, agreed not to poach one another’s customers or sales representatives, and agreed to block the entry and expansion of rival distributors.” Pemberton further alleged that current and former officers and directors failed to disclose Patterson’s alleged “antitrust misconduct” to the public and purportedly caused Patterson to repurchase $412.8 million of its own stock at prices that were artificially inflated. The Pemberton demand letter followed the September 2019 dismissal of Pemberton’s shareholder derivative complaint containing the same allegations, which was dismissed due to Pemberton’s failure to make a pre-suit demand on Patterson’s Board. In March 2020, following receipt of Pemberton’s demand and upon consultation with counsel, Patterson’s Board adopted a resolution appointing Professor John Matheson, a corporate law professor at the University of Minnesota Law School, and The Honorable George McGunnigle, retired Judge of Hennepin County District Court, as an SLC pursuant to Minnesota law. Pursuant to the resolution, the SLC was given complete power and authority to investigate the demand, analyze the legal rights or remedies of Patterson, determine whether those rights or remedies should be pursued, and respond to Pemberton on behalf of Patterson.

In April 2020, Patterson’s Board received a written demand from Kirsten Johnsen (“Johnsen”) to initiate litigation against current and former officers and directors based on allegations that Patterson “suppressed price competition and maintained supracompetitive prices for dental supplies and equipment by entering into agreements with Henry Schein and Benco to: (i) fix margins for dental supplies and equipment; and (ii) block the entry and expansion of lower-margin, lower-priced, rival dental distributors through threatened and actual group boycotts.” Johnsen further alleged that current and former officers and directors failed to disclose Patterson’s alleged “price-fixing scheme” to the public and purportedly “caused Patterson to repurchase over $412.8 million worth of its own stock at artificially inflated prices.” The Johnsen demand letter followed the December 2019 dismissal of Johnsen’s shareholder derivative complaint containing the same allegations, which was voluntarily dismissed in light of the outcome in the Pemberton action. In June 2020, Patterson’s Board expanded the scope of the previously constituted SLC to include the Johnsen demand.

In October 2020, Patterson’s Board received a written demand from Matthew Davis (“Davis”) to undertake an independent investigation and take action to remedy alleged breaches of fiduciary duties by current and former officers and directors based on allegations that Patterson (a) conspired with Henry Schein and Benco over a multi-year period to boycott GPOs and fix dental supply prices; and (b) issued a series of materially false and misleading statements in connection with such scheme. In November 2020, Patterson’s Board expanded the scope of the previously constituted SLC to include the Davis demand.

Over an approximately 19-month period, the SLC, represented by independent legal counsel of its own choosing and assisted by independent experts, conducted an exhaustive independent investigation of the claims made in the shareholder demand letters to decide whether the shareholder claims should be pursued. On November 2, 2021, the SLC issued a report (“SLC Report”) to Patterson’s Board. In the SLC Report, the SLC concluded that it would not be in the best interests of Patterson to pursue the claims against current and former officers and directors made in the Pemberton, Johnsen and Davis demand letters.

A copy of the SLC Report is attached as Exhibit 99 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99	Report of the Special Litigation Committee of Patterson Companies, Inc., dated November 2, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATTERSON COMPANIES, INC.

Date: November 4, 2021	By:	/s/ Les B. Korsh
Les B. Korsh
Vice President, General Counsel and Secretary